Exhibit 99.1
News Release
Boeing Corporate Offices 100 N. Riverside Chicago, IL 60606-1596 www.boeing.com

Boeing Board Authorizes $10 Billion Share Repurchase, Raises Dividend 50 Percent

CHICAGO, Dec. 16, 2013 -Boeing [NYSE: BA] Chairman, President and Chief Executive Jim McNerney announced today that the Boeing board of directors authorized an additional $10 billion for the company’s share repurchase plan and declared that the company’s regular quarterly dividend will increase by approximately 50 percent to 73 cents per share.
“These actions reflect sustained, strong operational performance by our businesses, increasing cash flow, and our confidence in the future,” said McNerney.  “Our team’s relentless focus on business execution and competitiveness is providing the financial strength to continue investing in our core businesses while increasing our returns to shareholders.”
The $10 billion repurchase authorization approved today is in addition to the approximately $0.8 billion remaining from the 2007 stock repurchase authorization. Repurchase activity for 2013 is complete and is expected to resume in January 2014.
“Our balanced cash deployment strategy provides increased dividends and share repurchase authorization to deliver consistent returns to our shareholders while maintaining investment in productivity and innovation for future growth,” said Boeing Executive Vice President and Chief Financial Officer Greg Smith.
The timing and volume of repurchases are at the discretion of Boeing management, however it is currently expected that the share repurchases will be made over the next two to three years. Repurchases may be made on the open market or in privately negotiated transactions.
The dividend declared today is payable March 7, 2014, to shareholders of record as of February 14, 2014.

Forward-Looking Information Is Subject to Risk and Uncertainty
Certain statements in this release may be "forward-looking" within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “expects,” “forecasts,” “projects,” “plans,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements.  Examples of forward-looking statements include statements relating to our future plans, business prospects, financial condition and operating results, as well as any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on current assumptions about future events that may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual events to differ materially from these forward-looking statements, including economic conditions in the United States and globally, general industry conditions as they may impact us or our customers, and other important factors disclosed previously and from time to time in our filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made and we undertake no obligation to update or revise any such statement, except as required by law.

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Boeing Communications
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